Exhibit 6(b)
                RODNEY SQUARE DISTRIBUTORS, INC.

       SELECTED DEALER AGREEMENT FOR NON-PROPRIETARY FUNDS

      THIS SELECTED DEALER AGREEMENT is made as of the _____ day of _______________, 1996, between Rodney Square Distributors, Inc. ("RSD") and the broker-dealer listed in Schedule B ("BD").

      WHEREAS, each company listed on Schedule A hereof (each a "Fund" and collectively, the "Funds") is registered under the Investment Company Act of 1940 (the "1940 Act"), as amended as an open-end management investment company and each Fund is authorized to issue one or more series of shares of common stock or beneficial interest, as the case may be ("Shares");

      WHEREAS, RSD is the exclusive distributor of the Shares pursuant to certain agreement(s) with the (respective) Fund(s); and

      WHEREAS, BD desires to serve as a selected dealer for the Shares;

      NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed among the parties as follows:

1. PURCHASE OF SHARES. BD may, from time to times purchase Shares from RSD in accordance with the terms of this Agreement. In connection with each such purchase, BD shall act as principal for its own account; BD shall have no authority to act as agent for RSD or any of the Funds. BD agrees that it shall purchase Shares only from RSD, either directly or through a securities dealer, such as Fund/Serv ("Clearing Broker") with which BD and RSD have established clearing arrangements. BD agrees to purchase Shares of the Funds only in transactions contemplating the simultaneous resale of such Shares to investors and in no event shall BD place orders for Shares unless it has already received customers orders to purchase Shares at the applicable Public Offering Price.

2. ACCEPTANCE OF PURCHASE ORDERS. Orders received from BD for the purchase of Shares ("Purchase Orders") shall be accepted by RSD only at the price ("Public Offering Price") set forth in the then effective prospectus used in connection with the sale of such shares (the "Prospectus"). Purchase Orders shall be handled in accordance with such oral or written instructions that RSD may forward to BD from time to time and shall be subject to procedures relating to the purchase of Shares disclosed in the Prospectus. Purchase Orders for Shares of the "Money Market Funds" as listed in Schedule A must be received together with full payment in Federal Funds. Payment for Shares of the "Load Funds" as listed in Schedule A must be received by RSD within three business days after receipt of the Purchase Order. RSD reserves the right, from time to time and in our sole discretion, to limit the aggregate orders for Shares of the Load Funds placed by BD for which payment has not yet been received. In addition, all orders are subject to acceptance or rejection by RSD or the relevant Fund in the sole discretion of either. Purchase Orders shall be subject to receipt by the Funds' Transfer Agent of all required documents in proper form and to the minimum initial and subsequent purchase requirements set forth in the Prospectus.

3. DEALER REALLOWANCE. BD shall receive compensation in connection with the sale of Shares of Load Funds in the form of dealer reallowances at the percentage of the Public Offering Price applicable to Shares purchased by BD, specified in the Prospectus. It is understood that the Public Offering Price may reflect variations in sales charges, if any, applicable to the sales of such Shares in accordance with certain purchase plans set forth in such Prospectus. BD agrees that it will apply any such variations uniformly to all offerees in accordance with the provisions of the Prospectus and will not combine customer orders to reach "breakpoints" established in the Prospectus unless expressly permitted by the Prospectus or in writing by RSD or withhold any customer order so as to profit therefrom. BD agrees and understands that dealer reallowances will be paid based upon the schedule set forth in the Prospectus and that, in accordance with such schedule, dealer reallowances will be lower in the case of purchases to which reduced sales charges apply. However, where the reduced sales charge is in connection with a letter of intent, adjustment to a higher dealer reallowance will be made to reflect actual purchases by the investor if investor should fail to fulfill the letter of intent. No dealer reallowances shall be payable in respect of Load Fund Shares purchased through reinvestment of dividends or distributions or with respect to Load Fund Shares purchased in exchange for other Shares unless specifically set forth in the Prospectus. If any Load Fund Shares sold to BD under the terms of this Agreement are tendered for redemption or repurchase within seven business days after the date of confirmation to BD of its purchase order therefor, BD agrees to pay forthwith to RSD the full amount of the dealer reallowance on the original sale.

4. REDEMPTIONS, REPURCHASES AND EXCHANGES. Orders for the redemption or repurchase of Shares ("Redemption Orders") as well as exchange requests shall be handled in accordance with procedures set forth in the Prospectus and, to the extent consistent with the Prospectus, oral or written instruction forwarded to BD by RSD from time to time. RSD will, upon request assist BD in processing Redemption Orders and exchange requests. All such orders and requests are subject to the timely receipt by the Funds' Transfer Agent of all required documents in good order. If such documents are not received within a reasonable time after the order or request is placed, it will be subject to cancellation, in which case BD agrees to be responsible for any resulting loss incurred by RSD or the Funds.

5. COMPLIANCE WITH SECURITIES LAWS. BD shall not offer or sell any Shares except under circumstances that will result in compliance with the applicable federal and state securities laws. In connection with sales and offers to sell Shares, BD will furnish or cause to be furnished to each person to whom any such sale or offer is made, at or prior to the time of offering or sale, a copy of the Prospectus and, if requested, the related statement of additional information ("SAI"). RSD shall, upon request, supply BD with reasonable quantities of Prospectuses and SAIs for its use in connection with the offer and sale of the Shares. BD shall will not furnish to any person any information in connection with the sale of Shares that is inconsistent in any respect with the information contained in such Prospectus or SAI.

     RSD shall, from time to time, inform BD as to the states and jurisdictions in which RSD believes the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states and jurisdictions. BD agree that it will not offer or sell Shares in any state or jurisdiction in which such Shares are not registered, unless any such offer or sale is made in a transaction that qualifies for an exemption from such registration. BD agrees to indemnify RSD and the Fund(s) against any claim, liability, expense or loss in any way arising out of any sale or exchange of Shares by BD in any state or jurisdiction in which Shares are not so registered or qualified.

     BD hereby agrees to maintain all records required by law relating to transactions on the Shares, and upon the request of RSD, or of the
     Funds, promptly make such of these records available to RSD or the Funds' Administrator as are requested. In addition BD hereby agrees to establish appropriate procedures and reporting forms and/or mechanisms and schedules in conjunction with RSD and the Funds' Administrator, to enable the Funds to identify the location, type of, and sales to all accounts opened and maintained by BD's customers or by BD on behalf of BD's customers.

     BD hereby agrees to abide by the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD") and all applicable federal and state laws. Reference is specifically made to
     Section 26 of Article III of such Rules, which Section is incorporated herein by reference. RSD assumes no responsibility in connection with the registration of the BD under the laws of the various states or under federal law or BD's qualification under any such law to offer or sell Shares. BD agrees to indemnify RSD and the Fund(s) against any claim, liability, expense or loss in any way arising out of any sale or exchange of Shares by BD in any state or jurisdiction in which BD is not so registered or qualified.

     The signing of this Agreement and the purchase of Shares pursuant hereto is a representation to RSD that BD is a member in good standing of the NASD and a properly registered broker-dealer under the 1934 Act. This Agreement shall terminate automatically in the event of BD ceases to be a member in good standing of the NASD or upon the occurrence of any event adversely affecting BD's registration as a broker-dealer under the 1934 Act

     BD represents and warrants that it is a member of the Securities Investor Protection Corporation (SIPC) in good standing and agrees to notify RSD of any changes in BD's status with the SIPC. Notwithstanding the aforementioned, BD agrees to make a notation on all confirmations for transaction stating that it is not a member of the SIPC as required by Rule 10b-10 of the 1934 Act.

6. USE OF SALES MATERIALS. BD shall not use any advertising or sales materials of any kind relating to the Funds or using the name of the Funds or RSD or any affiliate of either unless such material is provided to BD by RSD or unless BD has obtained the prior written consent of RSD. Neither BD nor any other person is authorized to make any representation in connection with the offer and sale of the Shares except those contained in the Prospectus and SAI or as expressly authorized in writing by RSD. If BD should make any such unauthorized representation, or use, or cause others to use, advertising or sales material not provided to BD by RSD or without RSD's prior approval, BD shall indemnify RSD and the (relevant) Fund from and against any and all claims, liability, expense or losses in any way arising out of or in any way connected with such representation.

7. CONFIRMATIONS. BD agrees to send confirmations of orders to its customers as required by Rule 10b-10 of the Securities Exchange Act of 1934 (the "1934 Act") and agrees to pay any costs in connection therewith. BD agrees to use all reasonable efforts to ensure that taxpayer identification numbers provided by it on behalf of investors are correct.

8. SUSPENSION OF SALES; AMENDMENTS. RSD shall have full authority to take such action as it may deem advisable in respect of all matters pertaining to the continuous offering of Shares; in particular and without limitation, the right in its discretion and without notice to BD to suspend sales or withdraw the offering of Shares. Upon notice to BD, RSD may amend this Agreement and BD agrees that any Purchase Order placed by it after notice of any amendment to this Agreement has been sent to BD shall constitute its agreement to such amendment.

9. DISTRIBUTION FEES PURSUANT TO RULE 12B-1 PLAN. BD shall be entitled to receive distribution fees in connection with its sales and promotional efforts hereunder in accordance with the Plan of Distribution adopted by the Fund. Such fees shall be payable in the amounts and in the manner set forth in Schedule C to this agreement, which Schedule is expressly incorporated herein.

10. NO AGENCY CREATED. Nothing in this Agreement shall be deemed or construed to make BD an employee, agent, representative or partner of any of the Funds or of RSD, and BD is not authorized to act for RSD or for any Fund or to make any representations on RSD's or the Funds' behalf. BD acknowledges that this Agreement is not exclusive and that RSD may enter into similar arrangement with others. BD and RSD agree that each will be responsible for its own expenses in connection with its activities hereunder and each will be responsible for complying with the federal and state laws governing the operation of their respective business and the NASD Rules.

11. TERMINATION AND ASSIGNMENT. This Agreement shall also be terminable without penalty upon thirty (30) days' written notice to RSD by BD and upon ten (10) days' written notice to BD by RSD; provided, however, that any termination of this Agreement by operation of this Section 11 shall not affect any unpaid obligations under Sections 2, 3 or 9 of this Agreement or the liability, indemnity and legal fee provisions of Sections 5, 6, 12 and 17 of this Agreement. This Agreement shall not be assignable by any of the parties hereto. Nothing in this Agreement is intended to confer upon any person other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement, other than those expressly set forth herein.

12. LEGAL FEES. If any claims are asserted against RSD or the Funds regarding claims to which BD has indemnified these parties herein, the parties shall have the right to engage in their own defense, including the selection and engagement of counsel of their choosing and all costs of such defense shall be borne by BD.

13. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to RSD, at 1100 N. Market Street, Wilmington, Delaware, 19890; if to BD at the address listed on Schedule B.

14. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement constitutes the entire agreement between the parties and supercedes all prior agreements.

15. GOVERNING LAW. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware without regard to the conflict of law rules.

16. MISCELLANEOUS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

17. CLEARING BROKERS. RSD acknowledges that BD may utilize the services of one or more Clearing Brokers with respect to purchases of Shares by BD's customers. BD acknowledges that this agreements authorizes only it, and not any Clearing Broker employed by BD, to offer or sell Shares under this Agreement. RSD agrees to accept Purchase Orders from any Clearing Broker that BD identifies to RSD in writing as authorized to place orders on BD's behalf, provided that BD agrees that RSD and the Funds shall be entitled to treat such orders as though they had been placed by BD directly. In addition, except where the context otherwise requires, references in this Agreement to BD shall be deemed to include references to any Clearing Broker employed by BD. BD agrees to cause any such Clearing Broker to abide by BD's obligations and agreements under this Agreement, and that BD's agreement with any such Clearing Broker will reflect the Clearing Broker's obligation to abide by such obligations and agreements. Neither RSD nor the Funds shall be liable hereunder to BD or to any Clearing Broker for any claim, liability, expense or loss in any way arising from BD's arrangements with such Clearing Broker, and BD agrees to hold RSD and the Funds harmless from and against any claim, liability, expense or loss in any way arising from the activities of the Clearing Broker in connection with Purchase Orders, Redemption Orders or exchange requests initiated by BD.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                              RODNEY SQUARE DISTRIBUTORS, INC.


                              By: _____________________________
                                  Jeffrey O. Stroble, President



                              LAKEWOOD FINANCIAL SERVICES, INC.



                              By: _____________________________
                                  (Name,Title)

                RODNEY SQUARE DISTRIBUTORS, INC.

       SELECTED DEALER AGREEMENT FOR NON-PROPRIETARY FUNDS

                           SCHEDULE A



The HomeState Pennsylvania Growth Fund

                RODNEY SQUARE DISTRIBUTORS, INC.

       SELECTED DEALER AGREEMENT FOR NON-PROPRIETARY FUNDS

                           SCHEDULE B

Elizabeth A. Smith
Lakewood Financial Services, Inc.
405 Park Avenue, Suite 401
New York, NY  10022
Phone:___________________________
Fax:_____________________________

                RODNEY SQUARE DISTRIBUTORS, INC.

       SELECTED DEALER AGREEMENT FOR NON-PROPRIETARY FUNDS

                           SCHEDULE C


Set forth below is a table of total sales charges or underwriting commisions and dealer concessions. The Distributor may provide additional compensation to dealers in connection with sales of shares of the Fund(s).

                                Total Sales Charge

                                                                  Dealer Concession
Size of Transaction     As a Percentage of   As a Percentage of   As a Percentage of
at Offering Price         Offering Price      Net Asset Value       Offering Price
====================================================================================
Less than $50,000             5.00%                5.26%                4.25%
$50,000 to $250,000           4.00%                4.16%                3.25%
$250,000 to $500,000          3.00%                3.09%                2.50%
$500,000 to $1,000,000        2.25%                2.30%                2.00%
$1,000,000 and above          0.00%                0.00%                0.00%


In  addition to the Dealer concession, the dealer may be paid a 12b-1 trail
commision.   The trail commision will be paid quarterly to  the  dealer  of record.